EXHIBIT 99.1

Soligenix Provides Corporate Update

Announces Election of Tamar D. Howson and Virgil D. Thompson to its Board of Directors

Princeton, NJ – September 27, 2010 – Soligenix, Inc. (Soligenix or the Company) (OTC BB: SNGX), a late-stage biopharmaceutical company, announced the results of its recent meeting of shareholders as well as an adjustment to the expected timeline to completion for its confirmatory Phase 3 clinical trial of orBec® in acute gastrointestinal Graft-versus-Host disease (GI GVHD).

All four proposals made to shareholders were approved, namely:

1.	The election of new Board members Tamar D. Howson and Virgil D. Thompson, and the re-election of Christopher J. Schaber, PhD, Evan Myrianthopoulos, Gregg A. Lapointe, and Robert J. Rubin, MD.
2.
The grant of discretionary authority to the Board of Directors for up to a three year period to (a) amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio within the range from one-for-two to one-for-twenty, determine the effective date of the reverse stock split, and to proportionately reduce the number of shares of our common stock authorized for issuance or (b)  determine not to proceed with the reverse stock split and proportionate reduction in the number of shares of our common stock authorized for issuance.

3.
The approval of an amendment to our 2005 Equity Incentive Plan to increase the maximum number of shares of common stock available for issuance under the plan by 15,000,000 shares, bringing the total shares reserved for issuance under the plan to 35,000,000 shares.

4.	The ratification of EisnerAmper, LLP as our independent auditors for the year ending December 31, 2010.

“We enthusiastically welcome Ms. Howson and Mr. Thompson to the Board of Soligenix,” stated Christopher J. Schaber, PhD, President and CEO of Soligenix. “These experienced individuals have outstanding records of achievement and bring deep business development and financial expertise to Soligenix.  Having these individuals join our team adds to an already diverse and experienced Board of Directors and management team.  We welcome their counsel and look forward to their contributions to our future success, especially as we continue to develop orBec® for the treatment and prevention of acute GVHD.  Dr. Schaber also indicated,

“We have no current plans to execute a reverse stock split and will exercise great care with regard to timing of its execution, if ever.”

Dr. Schaber continued, “While completing the confirmatory Phase 3 clinical trial of orBec® in the treatment of acute GI GVHD in the first half of 2011 remains possible, some delays in opening ex-US study sites for patient enrollment have the potential to impact our current timeline.  Therefore, to be consistent with our corporate philosophy of providing cautious and current guidance to our shareholders, we are adjusting our completion timeline for the Phase 3 study to the second half of 2011.  Our cash resources can accommodate this potential timeline extension.  We are also eagerly anticipating the release of results from our randomized, double-blind, placebo-controlled Phase 2 study in the prevention of acute GVHD.”

Tamar D. Howson brings significant business development and life sciences industry expertise developed through her career as a senior professional at several leading pharmaceutical companies and as an advisor to several investor funds.  She served as Senior Vice President of Corporate and Business Development and was a member of the executive committee at Bristol-Myers Squibb Company (Bristol-Myers) from 2001 until 2007.  During her tenure at Bristol-Myers, Ms. Howson was responsible for leading the company’s efforts in external alliances, licensing and acquisitions.  From 1991 to 2000, Ms. Howson served as Senior Vice President and Director of Business Development at SmithKline Beecham plc, an English public limited company. She also managed SR One Ltd., a $100 million venture capital fund of SmithKline Beecham, plc. From 1990 to 1991, Ms. Howson held the position of Vice President, Venture Investments at Johnston Associates, Inc., a venture capital firm, and from 1987 to 1990, she served as Director of Worldwide Business Development and Licensing for Squibb Corporation.  She previously served as Executive Vice President of Corporate Development for Lexicon Pharmaceuticals, Inc. and on the boards of Ariad Pharmaceuticals, Inc., SkyePharma, plc, NPS Pharmaceuticals, Inc., Targacept, Inc., and the Healthcare Businesswomen’s Association.  Ms. Howson received her MBA in finance and international business from Columbia University. She holds a MS from the City College of New York and a BS from Technion in Israel.

Ms. Howson is currently a partner with JSB-Partners, LP, a transaction advisory firm serving the life sciences industry.  She is also a consultant to Pitango Venture Fund, and a member of the advisory board to Triana Venture Partners, Inc.  She also serves on the boards of OXIGENE, Inc., Idenix Pharmaceuticals, Inc., and S*Bio Pte Ltd.

Virgil D. Thompson brings over 40 years of senior management and financial oversight experience in the pharmaceutical and biopharmaceutical industries.  Mr. Thompson has served as the President, Chief Executive Officer and as a Director of Angstrom Pharmaceuticals, Inc. from 2002 until 2007. From 2000 to 2002, Mr. Thompson was President, Chief Executive Officer and a Director of Chimeric Therapies, Inc. From 1999 to 2000, Mr. Thompson was President, Chief Operating Officer and a Director of Bio-Technology General Corporation, a pharmaceutical company (now Savient Pharmaceuticals, Inc.).  From 1996 to 1999, Mr. Thompson was the President and Chief Executive Officer and a Director of Cytel Corporation, a publicly traded biopharmaceutical company that was subsequently acquired by IDM Pharma, Inc. From 1994 to 1996, Mr. Thompson was President and Chief Executive Officer of Cibus Pharmaceuticals, Inc., a privately held drug delivery device company. From 1969 to 1993, Mr. Thompson was employed by Syntex Corporation, a publicly traded pharmaceutical company where his positions included Vice President, Corporate Regulatory Affairs, Executive Vice President and Chief Operating Officer and President of Syntex Laboratories, Inc., Syntex’s U.S. subsidiary.   Mr. Thompson holds a BS degree in pharmacy from Kansas University and a JD degree from The George Washington University Law School.

Mr. Thompson currently serves as Chairman of the Board of Directors of Questcor Pharmaceuticals, Inc., (as a Director since 1996), as Chairman of the Board of Directors of Aradigm Corporation (as Director since June 1995), and as a Director of Savient Pharmaceuticals, Inc.  He also serves as Chief Executive Officer and a Director of Spinnaker Biosciences, Inc., a private ophthalmic drug delivery company.

About Soligenix, Inc.

Soligenix, Inc. (Soligenix) is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. Soligenix’s lead product, orBec® (oral beclomethasone dipropionate or BDP), is a potent, locally acting corticosteroid being developed for the treatment of acute gastrointestinal Graft-versus-Host-Disease (GI GVHD), a common and potentially life-threatening complication of hematopoietic cell transplantation. orBec® is currently the subject of a confirmatory Phase 3 clinical trial for the treatment of acute GI GVHD and an NIH-supported, Phase 2, randomized, double-blind, placebo-controlled trial in the prevention of acute GVHD. Soligenix is also conducting an NIH-supported Phase 1/2 clinical trial of SGX201 in the prevention of acute radiation enteritis. Additionally, Soligenix has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, Soligenix is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. Soligenix’s lead biodefense product in development is a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin. RiVax™ has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers. RiVax™ is also the subject of a $9.4 million NIH grant received by the Company supporting development of new heat stable vaccines.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities, including guidance relating to the date for the completion of patient enrollment in our confirmatory Phase 3 clinical trial for orBec®. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, SGX201, RiVax™, and LPMTM, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that Soligenix conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; Soligenix is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. Factors affecting the development and use of SGX201 and LPMTM are similar to those affecting orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200 | www.soligenix.com

Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540

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